Exhibit 10.61

Summary of Compensation for Executive Officers

Following is a description of the compensation arrangements for each of PC Connection, Inc.’s (the “Company’s”) executive officers. The Company’s executive officers as of March 4, 2013 consisted of: (i) Timothy McGrath, President and Chief Executive Officer; (ii) Patricia Gallup, Chairman of the Board and Chief Administrative Officer; and (iii) Joseph Driscoll, Senior Vice President, Treasurer, and Chief Financial Officer.

The Compensation Committee annually reviews and approves the compensation of the Chief Executive Officer. It also reviews and approves the compensation of the Company’s other executive officers, based on recommendations from the Chief Executive Officer. In determining executive compensation, the Compensation Committee considers a number of different factors, including the mix of salary, bonus, and incentive compensation levels. In addition, a subcommittee of the Compensation Committee is responsible for the determination and approval of corporate goals and targets under the Company’s Executive Bonus. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of company-wide business objectives of the Company. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Compensation for the Company’s executives generally consists of three elements:

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salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;

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bonus—bonuses are paid out under the Company’s Executive Bonus Plan and are based on the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer’s base salary; and

•	equity awards—equity awards provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

The following table lists the 2012 annual salaries and bonuses of the Company’s executive officers.

	Salary	Bonus (1)
Timothy McGrath (2) President and Chief Executive Officer	$758,654	$799,620
Patricia Gallup (3) Chairman of the Board and Chief Administrative Officer	316,384	333,080
Joseph Driscoll (4) Senior Vice President, Treasurer, and Chief Financial Officer	230,192	224,910

(1)	The Compensation Subcommittee approved bonuses of $799,620, $333,080, and $149,910 for Mr. McGrath, Ms. Gallup, and Mr. Driscoll, respectively, under the Company’s Executive Bonus Plan pursuant to achievement of company-wide net income and expense leverage goals. In addition, the Compensation Committee awarded a special, discretionary bonus of $75,000 to Mr. Driscoll for his performance in 2012.
(2)	In November 2012, Mr. McGrath’s annual salary was increased from $750,000 to $825,000, and the salary presented above includes the pro-rated increase.
(3)	In November 2012, Ms. Gallup’s annual salary was increased from $315,000 to $327,000, and the salary presented above includes the pro-rated increase.
(4)	Mr. Driscoll was appointed Senior Vice President, Treasurer, and Chief Financial Officer on March 5, 2012, and was awarded an annualized salary of $285,000. The salary presented above represents his pro-rated annual salary.

The Company granted equity awards in 2012 to the Company’s executive officers, as shown below:

	# of Restricted Stock Units	Per Share Fair Market Value
Timothy McGrath (1) President and Chief Executive Officer	175,000	$9.65
Joseph Driscoll (2) Senior Vice President, Treasurer, and Chief Financial Officer	20,000	$8.57

(1)

Mr. McGrath received 175,000 restricted stock units in recognition for his contributions and service in his role as Chief Executive Officer. The restricted stock units vest over eight years and are settled in equivalent amounts of common stock on the following vesting schedule: 40,000 units on August 1, 2013; 30,000 units on August 1, 2014; 25,000 units on August 1, 2015; 20,000 units on August 1, 2016; 20,000 units on August 1, 2017; 20,000 units on August 1, 2018;

10,000 units on August 1, 2019; and 10,000 units on August 1, 2020. The award contains selling restrictions on the shares that Mr. McGrath receives upon the vesting of the RSUs, such that he cannot sell more than 10% of the vested shares per year. These selling restrictions lapse when he reaches age 72.
(2)	Mr. Driscoll received 20,000 restricted stock units upon his appointment as an executive officer of the Company in March 2012. The restricted stock units vest ratably over four years beginning on March 5, 2014, and are settled in equivalent amounts of stock.